Exhibit 3.7

State of Delaware Secretary of State Division of Corporations Delivered 02:44 PM 11/26/2014 FILED 02:00 PM 11/26/2014 SRV 141461930 - 2680091 FILE

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
MINDESTA INC.

Mindesta Inc., a corporation organized and existing under and by virtue of the General Corporation Law (the “GCL”) of the State of Delaware (the “Corporation”), does hereby certify:

1.       That at a Meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the to Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

“The amount of the total authorized capital stock of this Corporation is 310 million shares consisting of 300 million shares of common stock par value $0.0001 par value and 10 million shares of Preferred Shares, $0.0001 par value per share.

Further, the Board of Directors is expressly authorized to adopt, from time to time, without further shareholder action a resolution, or resolutions providing shares in each such series and to fix the designations and powers, preferences and relative, participating, optional and other qualifications, limitations and restrictions of such shares, of each such series.

2.       That thereafter, pursuant to a resolution of its Board of Directors, and pursuant to the written consent of the holders of a majority of the Company’s issued and outstanding shares of common stock, whose written consent was sufficient for approval, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.       That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.

4.       That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Pankaj Modi, the Company’s chief executive officer, and authorized signatory this 26 day of November 2014.

BY:

/s/ Pankaj Modi

Pankaj Modi , CEO